Exhibit 5.4

McCarthy Tétrault LLP
PO Box 48, Suite 5300
Toronto-Dominion Bank Tower
Toronto ON M5K 1E6
Canada
Tel: 416-362-1812
Fax: 416-868-0673

July 7, 2016

To:                                 Molson Coors Brewing Company

Re:                             €800,000,000 1.25% Senior Notes due 2024 (the “EUR Notes”), $500,000,000 1.45% Senior Notes due 2019, $1,000,000,000 2.10% Senior Notes due 2021, $2,000,000,000 3.00% Senior Notes due 2026 and $1,800,000,000 4.20% Senior Notes due 2046 (the “USD Notes,” and together with the EUR Notes, the “Notes”)

Dear Sirs:

We have acted as special counsel to Molson Canada 2005 (the “Canadian Obligor”) in connection with:

(a)                                 a Registration Statement (File No. 333-209123) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the base prospectus dated as of January 26, 2016, which forms a part of the Registration Statement (the “Base Prospectus”), the prospectus supplement dated as of June 28, 2016, covering the offering and sale of the USD Notes, and the prospectus supplement dated as of June 29, 2016, covering the offer and sale of the EUR Notes (collectively, the “Prospectus Supplements,” and together with the Base Prospectus, the “Prospectus”);

(b)                                 an Indenture dated as of July 7, 2016 (the “Base Indenture”) between, inter alios, Molson Coors Brewing Company (the “Company”), as issuer, CBC Holdco LLC, CBC Holdco 2 LLC, Coors Brewing Company, MC Holding Company LLC, Molson Coors International LP, Molson Coors Holdco Inc., Newco3, Inc., Coors International Holdco, ULC, the Canadian Obligor, Molson Coors International General, ULC and Molson Coors Callco ULC., as guarantors (collectively, the “Guarantors”), and Deutsche Bank Trust Company Americas, as Trustee, as supplemented by:

(i)                                     a First Supplemental Indenture dated as of July 7, 2016 (the “First Supplemental Indenture”) between, inter alios, the Company, as Issuer, the Guarantors, as guarantors, and Deutsche Bank Trust Company Americas, as Trustee and Paying Agent, relating to the EUR Notes; and

(ii)                                  a Second Supplemental Indenture dated as of July 7, 2016 (the “Second Supplemental Indenture”) between, inter alios, the Company, as Issuer, the Guarantors, as guarantors, and Deutsche Bank Trust Company Americas, as Trustee, relating to the USD Notes;

(the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, collectively, the “Indenture”)

(c)                                  an underwriting agreement dated June 28, 2016 among, inter alios, the Company, as issuer, the Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and UBS Securities LLC, as underwriters (the “US Agreement”); and

(d)                                 an underwriting agreement dated June 29, 2016 among, inter alios, the Company, as issuer, the Guarantors and Merrill Lynch International, Citigroup Global Markets Limited, UBS Limited, Bank of Montreal, London Branch, Mitsubishi UFJ Securities International PLC, RBC Europe Limited, Wells Fargo Securities International Limited, Lloyds Bank PLC and The Williams Capital Group, L.P., as underwriters (the “Euro Agreement”)

The Prospectus, the Indenture, the US Agreement, and the Euro Agreement are collectively referred to in this opinion as the “Documents”. Terms used in this opinion that are defined in the Indenture and are not otherwise defined herein have the same meaning herein as in the Indenture.

Jurisdiction

We are solicitors qualified to practice law in the Province of Ontario and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

Scope of Examination

In connection with the opinions expressed below, we have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary for the purposes of the opinions expressed in this letter, including:

(a)                                 a certified copy of the re amended and restated partnership agreement of the Canadian Obligor dated as of May 31, 2016 (the “Partnership Agreement”);

(b)                                 a certified copy of the record with respect to the registration of the Canadian Obligor under the Business Names Act (Ontario) dated July 6, 2016;

(c)                                  an officers’ certificate of the Canadian Obligor dated July 7, 2016, regarding the Partnership Agreement, resolutions of the management committee of the Canadian Obligor, incumbency and other matters relating to the Canadian Obligor (the “Officer’s Certificate”); and

(d)                                 the Documents.

Assumptions and Reliance

We have relied upon the Officer’s Certificate, copies of which have been provided to you, with respect to the accuracy of the factual matters contained therein, which factual matters have not been independently investigated or verified by us. We have not maintained or, for the purposes of this opinion, reviewed the minute books or the other records of the Canadian Obligor.

For purposes of the opinions expressed below, we have assumed:

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(a)                                 the partnership records of the Canadian Obligor examined by us are true and complete in all respects;

(b)                                 the legal capacity of all individuals, the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies; and

(c)                                  that all statements set forth in the Officers’ Certificate are true.

Opinions

On the basis of the foregoing, we are of the opinion that (i) the Canadian Obligor has been formed under the Partnerships Act (Ontario) and has not been dissolved; (ii) the Canadian Obligor has the full partnership right, power and authority to execute and deliver the Indenture (including the guarantee of the Canadian Obligor contained therein) and to perform its obligations thereunder and (iii) all necessary action under the Partnership Agreement has been taken to authorize the execution and delivery of the Indenture (including the guarantee of the Canadian Obligor contained therein) by the Canadian Obligor and the performance of its obligations thereunder.

This opinion is furnished solely for the benefit of the addressees hereof in connection with the transactions contemplated by the Documents and may not be circulated to, or relied upon by, any other person or used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by Molson Coors Brewing Company with the Commission on or about the date hereof. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplements. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Kind regards,

McCarthy Tétrault LLP
/s/ McCarthy Tétrault LLP